Exhibit 99.1

iHeartMedia, Inc. Announces Sale of a Select Portfolio of Its Radio Towers to Vertical Bridge for $400 Million

Company Converts to Lease Arrangement To Continue To Use Those Towers To Broadcast Its Radio Stations

December 11, 2014 – New York, NY – iHeartMedia, Inc., one of the leading global media and entertainment companies, announced today the sale of a select portfolio of its tower assets to Vertical Bridge for up to $400 million. The transaction is subject to due diligence and other customary closing conditions.

The transaction is expected to close in Q1 2015. There will be no impact on the company’s broadcast capabilities and operations; at closing, the company will enter into a lease with respect to the sold tower assets that will ensure the ability of its broadcast operations to continue without interruption. The company also advised that investors should expect incremental lease expense as a result of the transaction.

“This is a great example of how we continue to optimize our balance sheet and maximize liquidity — and how we continually review our entire portfolio of assets to ensure we operate them in the most efficient way possible and invest our resources in the highest return opportunities,” said Richard J. Bressler, President and Chief Financial Officer of iHeartMedia, Inc.

“We are excited to add this high quality tower portfolio to our existing assets, said Alexander L. Gellman, CEO of Vertical Bridge Holdings, LLC. We are looking forward to a strong partnership with iHeartMedia. In addition to being a premier broadcast portfolio, these sites already have many broadband telephony and data tenants and the capacity and potential to add many more. With this latest transaction, vertical bridge now has approximately 2000 revenue producing sites that are owned or under definitive agreement.”

About iHeartMedia, Inc./iHeartCommunications, Inc.

iHeartMedia, Inc (OTCBB: IHRT), the parent company of iHeartCommunications, Inc., is one of the leading global media and entertainment companies. The company specializes in radio, digital, outdoor, mobile, social, live events, on-demand entertainment and information services for local communities, and uses its unparalleled national reach to target both nationally and locally on behalf of its advertising partners. The company is dedicated to using the latest technology solutions to transform the company’s products and services for the benefit of its consumers, communities, partners and advertisers, and its outdoor business reaches over 40 countries across five continents, connecting people to brands using innovative new technology.

About Vertical Bridge Holdings, LLC

Vertical Bridge Holdings is a privately-owned real estate investment trust focused on the ownership of wireless communication towers in the U.S. The company owns, operates and manages telecommunications towers, rooftops, and site locations across the country. Vertical Bridge was founded in 2014 by Digital Bridge Holdings, LLC as well as certain key executives from Global Tower Partners and is headquartered in Boca Raton, Florida. For more information, please visit www.verticalbridge.com or call Traci Clancy at 561-948-6367.